Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430

	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Second Quarter 2012 Financial Results

CAMBRIDGE, MA — August 2, 2012 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the quarter ended June 30, 2012.

For the second quarter of 2012, the company reported a net loss of $10.2 million, or ($0.20) per diluted share, compared to a net income of $64.3 million, or $1.26 per diluted share, for the same period in 2011. At June 30, 2012, the company had cash, cash equivalents, and marketable securities of $372.3 million, compared to $348.4 million at December 31, 2011.

“We are pleased with the progress we have made in the second quarter advancing our multiple development programs,” said Craig Wheeler, President and Chief Executive Officer of Momenta. “However, we are disappointed by the District Court ruling that found the Copaxone patents to be valid and infringed, and we have filed an appeal. We are also continuing to work with the U.S. FDA to advance their review of the ANDA for M356.

“Our diversified business model positions us well. In the second quarter, royalties from sales of enoxaparin sodium injection provided us with significant cash flow, and we initiated dosing in a Phase 1/2 clinical study of our novel oncology drug candidate M402. In addition, we are pleased to announce that Baxter has selected an additional product for development in our biosimilars collaboration, the third biosimilar product under development. We look forward to working closely with Baxter to address the emerging biosimilars opportunity.

“At the same time, we remain committed to our founding vision to apply advanced analytical technologies to develop novel drugs. We continue to believe that investing in all three areas of our business will build sustainable value for our shareholders,” concluded Mr. Wheeler.

Second Quarter Highlights and Recent Progress

Complex Generics Program:

Enoxaparin sodium injection

•                  Product revenue of $19.4 million from enoxaparin sodium injection. These revenues continue to be an important source of cash flow for Momenta.

•                  In June, the District Court issued a claim construction order (also called a Markman decision) in the patent infringement cases against Amphastar/Watson and against Teva. A Markman decision is considered a critical event in a patent lawsuit, as it defines the disputed patent claim terms and therefore informs many aspects of the litigation. In the order, the Court adopted the Momenta and Sandoz claim term definitions for a substantial majority of the disputed claim terms. The District Court trial with Amphastar/Watson is scheduled for January 7, 2013 and the trial in the Teva case is scheduled for February 4, 2013.

M356, generic version of Copaxone® (glatiramer acetate injection)

•                  In the second quarter, the District Court of New York issued a decision in the patent litigation brought against Momenta and Sandoz by Teva in August of 2008. The Court found the Copaxone patents to be valid, enforceable and infringed.

•                  On July 26, Momenta and Sandoz filed an appeal to the District Court’s decision in the patent infringement lawsuit filed by Teva against Momenta and Sandoz. The appeal process is expected to take 12 to 18 months.

Follow-on Biologics Program:

Baxter collaboration

•                  Momenta announced today that Baxter selected a third biosimilar product to be developed under the collaboration. Momenta has initiated development of this product, a monoclonal antibody for oncology, which has been designated as M511.

Novel Drug Program:

M402, novel oncology candidate

•                  Initiated patient dosing in Part A (dose escalation phase) of a two-part Phase 1/2 proof-of-concept trial for M402 in combination with gemcitabine in people with advanced metastatic pancreatic cancer. Momenta expects to have data from Part A in the first half of 2013.

•                  Reported preclinical data during the 2012 American Society for Clinical Oncology (ASCO) Annual Meeting showing M402 in combination with gemcitabine prolonged survival and substantially lowered the incidence of metastasis.

Sialylated IVIG research program

•                  Continue to advance research efforts toward proof-of-concept for our sialylated intravenous immunoglobulin (IVIG) drug candidate.

Second Quarter 2012 Financial Results

Total revenue for the second quarter of 2012 was $21.9 million (including product revenue of $19.4 million), compared to $87.5 million (including product revenue of $83.8 million) for the same period in 2011. The decrease in enoxaparin product revenue was principally driven by the change in the contractual basis for the enoxaparin product revenues Momenta receives from its collaborator Sandoz, from a profit share to a royalty following the September 2011 approval and January 2012 launch of a competitor’s generic Lovenox®. Sandoz reported second quarter 2012 enoxaparin net sales of $156 million, which was down from $284 million for the second quarter 2011 due to the loss of enoxaparin exclusivity.

Collaborative revenue for the second quarter of 2012 was $2.5 million, which included $1.1 million expense reimbursement from Sandoz under the enoxaparin and generic Copaxone collaborations, $0.5 million amortization of the equity premium received from the 2006 Sandoz collaboration, and $0.8 million amortization of the $33 million upfront payment from Baxter.

Research and development expenses for the second quarter of 2012 were $20.0 million, compared to $14.2 million for the same period in 2011. The increase of $5.8 million was primarily due to increases of $2.7 million in personnel and facilities-related expenses, $0.7 million in laboratory expenses, $0.7 million in M402 development costs, and $1.0 million in amortization and depreciation expenses.

General and administrative expenses for the quarter ended June 30, 2012 were $12.4 million, compared with $9.2 million for the same period in 2011. The increase is primarily due to an increase of $2.9 million in legal expenses related to enoxaparin litigation, an increase of $1.4 million in personnel and facilities-related expenses and an increase in stock-based compensation expense of $0.3 million. These increases were offset by a decrease of $1.4 million in enoxaparin related royalty expense.

At June 30, 2012, Momenta had $372.3 million in cash, cash equivalents and marketable securities. This cash position excludes restricted cash of $17.5 million, which serves as collateral for a security bond related to enoxaparin legal proceedings, and $2.5 million of cash that is restricted in connection with a facility lease letter of credit.

Financial Guidance

Momenta confirmed its guidance provided on February 9, 2012 for total operating expenses, excluding stock compensation and net of related collaborative revenues, of approximately $22 to $28 million per quarter for 2012.

Conference Call Information

Management will host a conference call and webcast today, August 2, 2012 at 10:00 am ET to discuss these results and provide an update on the company. A live webcast of the conference call may be accessed on the “Investors” section of the company’s website, www.momentapharma.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through August 16, 2012.

To access the call you may also dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code 10822254. A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through August 9, 2012.  To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and provide the access code 10822254.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drugs, follow-on biologics and to the discovery and development of novel drugs.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, the Company’s revenue, expenses and other results of operations, including the quarter ended June 30, 2012, our expected product development milestones and timing for clinical and non-clinical results, our plans for future research and development investment, and our other product development plans and expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the company’s Quarterly Report on Form 10-Q for quarter ended March 31, 2012 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited, Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2012	December 31, 2011
Assets
Cash and marketable securities	$372,311	$348,438
Accounts receivable	19,352	28,171
Restricted cash	19,971	17,500
Other assets	33,867	26,800
Total assets	$445,501	$420,909
Liabilities and Stockholders’ Equity
Current liabilities	$21,086	$16,028
Deferred revenue, net of current portion	28,041	1,608
Other liabilities	62	195
Stockholders’ equity	396,312	403,078
Total liabilities and stockholders’ equity	$445,501	$420,909

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Comprehensive (Loss) Income

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Collaboration revenues:
Product revenues	$19,352	$83,848	$41,382	$159,608
Research and development revenues	2,511	3,648	4,709	6,060
Total collaboration revenues	21,863	87,496	46,091	165,668
Operating expenses:
Research and development*	20,011	14,168	38,572	27,111
General and administrative*	12,353	9,205	23,310	17,515
Total operating expenses	32,364	23,373	61,882	44,626

Operating (loss) income	(10,501)	64,123	(15,791)	121,042

Other income (expense):
Interest income	335	176	642	304
Interest expense	—	(34)	—	(75)
Total other income	335	142	642	229

Net (loss) income	$(10,166)	$64,265	$(15,149)	$121,271

Net (loss) income per share:
Basic	$(0.20)	$1.29	$(0.30)	$2.44
Diluted	$(0.20)	$1.26	$(0.30)	$2.39

Weighted average shares outstanding:
Basic	50,354	49,708	50,297	49,620
Diluted	50,354	51,001	50,297	50,668

Comprehensive (loss) income	$(10,206)	$64,394	$(15,082)	$121,347

*Includes the following share-based compensation expense:
Research and development	$1,432	$1,375	$2,786	$2,211
General and administrative	$2,025	$1,758	$3,925	$2,688

CONTACT:

Lora Pike

Momenta Pharmaceuticals, Inc.

lpike@momentapharma.com

(617) 395-5189

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